FULFILLMENT SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ____ day of ______, 2000, by and between Everest Funds Management, LLC, a Delaware limited liability company (the "Advisor"), Everest Series Funds Trust, a Delaware trust (the "Trust"), Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor") and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("FMFS").

         WHEREAS, the Advisor is a registered investment advisor under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Advisor serves as investment advisor to the Trust, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

         WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of the Trust shares;

         WHEREAS, FMFS provides fulfillment services to mutual funds;

         WHEREAS, the Advisor desires to retain FMFS to provide fulfillment services for each of the portfolios of the Trust and each additional series listed on Exhibit A attached hereto, as may be amended from time to time (individually a "Fund" and collectively the "Funds".

         NOW, THEREFORE, the parties agree as follows:

1. DUTIES AND RESPONSIBILITIES OF FMFS

(1) Answer all prospective shareholder calls concerning the Fund.
(2) Send all available Fund material requested by the prospect within 24 hours from time of call.
(3) Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.
(4) Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
(5) Maintain and store Fund fulfillment inventory.
(6) Send periodic fulfillment reports to the Trust as agreed upon between the parties.

2. DUTIES AND RESPONSIBILITIES OF THE TRUST

(1) Provide Fund fulfillment literature updates to FMFS as necessary.
(2) File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests FMFS send to prospective shareholders.
(3) Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.
(4) Provide FMFS with any sundry information about the Fund in order to answer prospect questions.

3. COMPENSATION

The Trust agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

4. PROPRIETARY AND CONFIDENTIAL INFORMATION

FMFS agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5. INDEMNIFICATION

The Trust agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature, which has not been approved by the appropriate Federal and State Regulatory Agencies. FMFS agrees to indemnify the Trust from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

6. TERMINATION

This Agreement may be terminated by either party upon 90 days written notice.

7. NO AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

8. DATA NECESSARY TO PERFORM SERVICES

The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

9. NOTIFICATION OF ERROR

The Trust will notify FMFS of any discrepancy between FMFS and the Trust, including, but not limited to, failing to account for a security position in the fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Trust; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

EVEREST FUND MANAGEMENT, LLC             FIRSTAR MUTUAL FUND SERVICES, LLC

By:______________________________        By: ________________________________

Print: __________________________        Print: _____________________________

Title: __________________________        Title:______________________________

EVEREST SERIES FUNDS TRUST               QUASAR DISTRIBUTORS, LLC

By:______________________________        By: ________________________________

Print: __________________________        Print: _____________________________

Title: __________________________        Title:______________________________